Columbia Financial, Inc. Announces Financial Results
for the Second Quarter Ended June 30, 2022

Fair Lawn, New Jersey (July 27, 2022): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $23.0 million, or $0.22 per basic and diluted share, for the quarter ended June 30, 2022, as compared to net income of $26.7 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2021, partially due to the quarter ended June 30, 2021 including a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration Paycheck Protection Program ("PPP"), in addition to recording $1.3 million in merger expenses and $1.8 million in provision for credit losses on the loans acquired from the RSI Bank acquisition during the quarter ended June 30, 2022. Earnings for the quarter ended June 30, 2022 reflected a higher provision for credit losses, lower non-interest income and lower non-interest expense, partially offset by higher net interest income and higher income tax expense.
For the six months ended June 30, 2022, the Company reported net income of $43.4 million, or $0.41 per basic and diluted share, as compared to net income of $47.7 million, or $0.45 per basic and diluted share, for the six months ended June 30, 2021. Earnings for the six months ended June 30, 2022 reflected a higher provision for credit losses, lower non-interest income and lower non-interest expense, partially offset by higher net interest income and lower income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “On May 1, 2022, we successfully completed our acquisition of RSI Bank, which expanded our franchise into new markets within New Jersey, contributed substantially to our asset growth, and increased our fully converted tangible book value. We’re proud of having RSI Bank’s employees and customers join us and are excited about the future growth of our combined institution. We’re pleased with our second quarter results, as our interest rate spread and net interest margins continue to expand, and look forward to further success as we remain focused on our strategic initiatives.”
Results of Operations for the Three Months Ended June 30, 2022 and June 30, 2021

Net income of $23.0 million was recorded for the quarter ended June 30, 2022, a decrease of $3.7 million, or 14.0%, compared to net income of $26.7 million for the quarter ended June 30, 2021, partially due to the quarter ended June 30, 2021 including a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration PPP, in addition to recording $1.3 million in merger expenses and $1.8 million in provision for credit losses on the loans acquired from the RSI Bank acquisition during the quarter ended June 30, 2022. The decrease in net income was primarily attributable to a $3.3 million increase in provision for credit losses, a $6.7 million decrease in non-interest income, and a $4.1 million increase in non-interest expense, partially offset by a $8.4 million increase in net interest income and a $2.0 million decrease in income tax expense.
Net interest income was $66.5 million for the quarter ended June 30, 2022, an increase of $8.4 million, or 14.5%, from $58.1 million for the quarter ended June 30, 2021. The increase in net interest income was primarily attributable to a $3.2 million decrease in interest expense on deposits and borrowings, coupled with a $5.2 million increase in interest income. The decrease in interest expense on deposits was driven by an increase in lower costing demand deposits and the repricing of existing deposits at reduced rates as a result of the sustained lower interest rate environment until March 2022, when the Federal Reserve announced a 25 basis point increase in the federal funds rate. The subsequent 50 basis point increase in interest rates in May 2022 and the 75 basis point increase in interest rates in June 2022, did not significantly impact second quarter interest expense on deposits, as the repricing on deposit products lags in relation to increases in market interest rates. The increase in interest income for the quarter ended June 30, 2022 was due to an increase in the average balance of interest-earning assets coupled with the impact of the rise in interest rates during the quarter ended June 30, 2022. Prepayment penalties, which are included in interest income on loans, totaled $1.5 million for the quarter ended June 30, 2022, compared to $1.1 million for the quarter ended June 30, 2021.
The average yield on loans for the quarter ended June 30, 2022 decreased 4 basis points to 3.68%, as compared to 3.72% for the quarter ended June 30, 2021, but increased 6 basis points since March 31, 2022, as interest income grew due to rising interest rates and loan growth. The average yield on securities for the quarter ended June 30, 2022 increased 21 basis points to 2.14%, as compared to 1.93% for the quarter ended June 30, 2021, as $88.4 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes repriced higher during the quarter. The average yield on other interest-earning assets for the quarter ended June 30, 2022 increased 69 basis points to 1.93%, as compared to 1.24% for the quarter ended June 30, 2021, as the average cash balances in lower yielding bank accounts decreased for the quarter ended June 30, 2022.

Total interest expense was $6.6 million for the quarter ended June 30, 2022, a decrease of $3.2 million, or 33.0%, from $9.8 million for the quarter ended June 30, 2021. The decrease in interest expense was primarily attributable to a 26 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in interest expense on deposits was driven by an increase in lower costing demand deposits and the repricing of existing deposits at reduced rates as a result of the sustained lower interest rate environment as described above. Interest on borrowings decreased $46,000, or 2.4%, due to a decrease in the average balance of borrowings, partially offset by an increase in the cost of these borrowings.
The Company's net interest margin for the quarter ended June 30, 2022 increased 24 basis points to 3.01%, when compared to 2.77% for the quarter ended June 30, 2021. The weighted average yield on interest-earning assets increased 7 basis points to 3.31% for the quarter ended June 30, 2022 as compared to 3.24% for the quarter ended June 30, 2021. The average cost of interest-bearing liabilities decreased 22 basis points to 0.40% for the quarter ended June 30, 2022 as compared to 0.62% for the quarter ended June 30, 2021. The increase in yields for the quarter ended June 30, 2022, were due to the impact of the rise in interest rates during the quarter, while the decrease in costs were largely driven by the sustained lower interest rate environment until rates began to rise in March 2022. The net interest margin increased for the quarter ended June 30, 2022, as the repricing of interest-bearing liabilities lags in relation to the repricing of yields on interest-earning assets in a rising rate environment.
The provision for credit losses for the quarter ended June 30, 2022 was $1.5 million, an increase of $3.3 million, from a reversal of provision for loan loss expense of $1.8 million recorded for the quarter ended June 30, 2021. The increase in provision for credit losses during the quarter was primarily attributable to an increase in the balances of loans, including $1.8 million in provision for credit losses recorded on the loans acquired from RSI Bank, and the consideration of economic conditions.
Non-interest income was $7.7 million for the quarter ended June 30, 2022, a decrease of $6.7 million, or 46.7%, from $14.4 million for the quarter ended June 30, 2021. The decrease was primarily attributable to a decrease in income from the gain on the sale of loans of $8.5 million, and a decrease in income from title insurance fees of $468,000, partially offset by an increase in demand deposit fees of $591,000, an increase in BOLI income of $642,000 due to a death benefit claim, and an increase in the fair value of equity securities of $631,000. The quarter ended June 30, 2021 included a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration PPP.
Non-interest expense was $41.7 million for the quarter ended June 30, 2022, an increase of $4.1 million, or 10.9%, from $37.6 million for the quarter ended June 30, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $5.3 million and an increase in merger-related expenses of $1.3 million. The increase in compensation and employee benefits expense was due to an increase in staff levels and related personnel benefit costs, mainly due the acquisitions of Freehold Bank in December 2021 and RSI Bank in May 2022. The increase in merger-related expenses was related to the acquisition of RSI Bank. Other non-interest expense for the quarter ended June 30, 2022 included an increase in the credit for net periodic benefit cost of $2.1 million and a reversal of the provision for credit losses for unfunded commitments of $488,000.
Income tax expense was $8.0 million for the quarter ended June 30, 2022, a decrease of $2.0 million, as compared to $9.9 million for the quarter ended June 30, 2021, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 25.7% and 27.1% for the quarters ended June 30, 2022 and 2021, respectively.

Results of Operations for the Six Months Ended June 30, 2022 and June 30, 2021
Net income of $43.4 million was recorded for the six months ended June 30, 2022, a decrease of $4.4 million, or 9.2%, compared to net income of $47.7 million for the six months ended June 30, 2021. The decrease in net income was primarily attributable to a $6.0 million increase in provision for credit losses, an $8.3 million decrease in non-interest income, and a $7.2 million increase in non-interest expense, partially offset by a $14.4 million increase in net interest income and a $2.7 million decrease in income tax expense.
Net interest income was $129.2 million for the six months ended June 30, 2022, an increase of $14.4 million, or 12.6%, from $114.8 million for the six months ended June 30, 2021. The increase in net interest income was primarily attributable to a $8.1 million decrease in interest expense, resulting from a decrease in interest expense on deposits and borrowings, coupled with a $6.3 million increase in interest income. The decrease in interest expense on deposits was driven by an increase in lower costing demand deposits and the repricing of existing deposits at reduced rates as a result of the sustained lower interest rate environment until March 2022, when the Federal Reserve announced a 25 basis point increase in the federal funds rate. The subsequent 50 basis point increase in interest rates in May 2022 and the 75 basis point increase in interest rates in June 2022, did not significantly impact interest expense on deposits, as the repricing on deposit products lags in relation to increases in market interest rates. The increase in interest income for the six months ended June 30, 2022 was due to an increase in the average balance of interest-earning assets coupled with the impact of the rise in interest rates during 2022. Prepayment penalties, which are included in interest income on loans, totaled $2.8 million for the six months ended June 30, 2022, compared to $2.0 million for the six months ended June 30, 2021.
The average yield on loans for the six months ended June 30, 2022 decreased 14 basis points to 3.65%, as compared to 3.79% for the six months ended June 30, 2021, but increased 3 basis points since March 31, 2022, as interest income grew due to rising interest rates and loan growth. The average yield on securities for the six months ended June 30, 2022 increased 19 basis points to 2.17%, as compared to 1.98% for the six months ended June 30, 2021, as $135.8 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes repriced higher during the period. The average yield on other interest-earning assets for the six months ended June 30, 2022 increased 151 basis points to 2.33%, as compared to 0.82% for the six months ended June 30, 2021, as the average cash balances in lower yielding bank accounts decreased during the six months ended June 30, 2022.

Total interest expense was $12.6 million for the six months ended June 30, 2022, a decrease of $8.1 million, or 39.2%, from $20.7 million for the six months ended June 30, 2021. The decrease in interest expense was primarily attributable to a 30 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in interest expense on deposits was driven by an increase in lower costing demand deposits and the repricing of existing deposits at reduced rates as a result of the sustained lower interest rate environment as described above. Interest on borrowings decreased $746,000, or 18.8%, due to a decrease in the average balance of borrowings, partially offset by an increase in cost of borrowings.
The Company's net interest margin for the six months ended June 30, 2022 increased 21 basis points to 3.00%, when compared to 2.79% for the six months ended June 30, 2021. The weighted average yield on interest-earning assets remained consistent at 3.29% for the six months ended June 30, 2022 and 2021. The average cost of interest-bearing liabilities decreased 28 basis points to 0.39% for the six months ended June 30, 2022 as compared to 0.67% for the six months ended June 30, 2021. The decrease in costs for the six months ended June 30, 2022 were largely driven by the sustained lower interest rate environment until rates began to rise in March 2022. The net interest margin increased for the six months ended June 30, 2022 as the cost of interest-bearing liabilities continued to reprice lower, while the total yield on interest-earning assets remained constant. The net interest margin increased for the six months ended June 30, 2022, as the repricing of interest-bearing liabilities lags in relation to the repricing of yields on interest-earning assets in a rising rate environment.
On January 1, 2022, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), also known as the Current Expected Credit Loss ("CECL") standard. CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that increased stockholders' equity by $6.2 million, net of tax. At adoption and on a gross basis, the Company decreased its allowance for credit losses ("ACL") by $16.8 million for loans, increased its ACL for unfunded commitments, included in other liabilities, by $7.7 million, and established an ACL for debt securities available for sale of $490,000. The provision for credit losses for the six months ended June 30, 2022 was $3.0 million, an increase of $6.0 million, from a reversal of provision for loan loss of $3.0 million recorded for the six months ended June 30, 2021. The increase in provision for credit losses during the six months ended June 30, 2022 was primarily attributable to an increase in the balances of loans and the consideration of economic conditions.
Non-interest income was $14.7 million for the six months ended June 30, 2022, a decrease of $8.3 million, or 36.0%, from $23.0 million for the six months ended June 30, 2021. The decrease was primarily attributable to a decrease in income from the gain on the sale of loans of $10.6 million and a decrease in income from title insurance fees of $1.1 million, partially offset by an increase in the change in fair value of equity securities of $1.3 million and an increase in demand deposit fees of $923,000. The six months ended June 30, 2021 included a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration PPP.
Non-interest expense was $82.5 million for the six months ended June 30, 2022, an increase of $7.2 million, or 9.5%, from $75.3 million for the six months ended June 30, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $7.9 million and an increase in merger-related expenses of $1.4 million. The increase in compensation and employee benefits expense was due to an increase in staff levels and related personnel benefit costs, mainly due the acquisitions of Freehold Bank in December 2021 and RSI Bank in May 2022. There was an increase of 110 full time equivalent employees from June 30, 2021 compared to June 30, 2022. The increase in merger-related expenses was related to the acquisition of RSI Bank.
Income tax expense was $15.1 million for the six months ended June 30, 2022, a decrease of $2.7 million, as compared to $17.8 million for the six months ended June 30, 2021, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 25.8% and 27.2% for the six months ended June 30, 2022 and 2021, respectively.
Balance Sheet Summary

Total assets increased $526.1 million, or 5.7%, to $9.8 billion at June 30, 2022 from $9.2 billion at December 31, 2021. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $38.2 million, an increase in loans receivable, net of $634.3 million, an increase in bank-owned life insurance of $14.1 million, an increase in goodwill and intangibles of $37.4 million, and an increase in other assets of $11.2 million, partially offset by a decrease in debt securities available for sale of $214.5 million.
Cash and cash equivalents increased $38.2 million, or 53.8%, to $109.2 million at June 30, 2022 from $71.0 million at December 31, 2021. The increase was primarily attributable to $140.8 million in cash and cash equivalents acquired in the RSI Bank acquisition, repayments on loans and mortgage-backed securities, and proceeds from the sale $126.8 million of debt securities available for sale, partially offset by $135.8 million in purchases of debt securities available for sale, and $53.2 million in repurchases of common stock under our stock repurchase program.
Debt securities available for sale decreased $214.5 million, or 12.6%, to $1.5 billion at June 30, 2022 from $1.7 billion at December 31, 2021. The decrease was attributable to repayments on securities of $169.2 million, sales of securities of $126.8 million, and a decrease in the gross unrealized gain (loss) of $132.2 million, predominately due to rising interest rates, partially offset by purchases of securities of $135.8 million, primarily consisting of U.S government and agency obligations and mortgage-backed securities and $79.0 million of debt securities available for sale acquired due to the RSI Bank acquisition.
Loans receivable, net, increased $634.3 million, or 10.1%, to $6.9 billion at June 30, 2022 from $6.3 billion at December 31, 2021. One-to-four family real estate loans, multi-family real estate loans, commercial real estate loans, commercial business loans, and home equity loans and advances increased $419.4 million, $36.4 million, $136.4 million, $21.9 million, and $5.0 million, respectively, partially offset by a decrease in construction loans of $18.3 million. The Company acquired $335.5 million in loans from the RSI Bank acquisition during the second quarter of 2022. The allowance for credit losses for loans decreased $12.1 million to $50.6 million at June 30, 2022 from $62.7 million at December 31, 2021. A $16.8 million decrease in the allowance for credit losses for loans was recorded on January 1, 2022 upon adoption of the CECL standard. During the six months ended June 30, 2022, the allowance for credit losses increased $3.0 million, primarily due to an increase in the outstanding balance of loans, including $1.9 million in allowance for credit losses recorded on the loans acquired from RSI Bank. The June 30, 2022 methodology and impact of loss rates and qualitative factors remained consistent with those established upon initial adoption of the CECL standard.
Bank-owned life insurance increased $14.1 million, or 5.7%, to $261.6 million at June 30, 2022 from $247.5 million at December 31, 2021. The increase was mainly attributable to bank-owned life insurance of $13.0 million acquired due to the RSI Bank acquisition.
Goodwill and intangibles increased $37.4 million, or 40.8%, to $129.1 million at June 30, 2022 from $91.7 million at December 31, 2021. The increase consisted of $28.0 million in goodwill and $10.3 million in core deposit intangibles recorded due to the RSI Bank acquisition.
Other assets increased $11.2 million, or 4.5%, to $260.8 million at June 30, 2022 from $249.6 million at December 31, 2021. The increase in other assets consisted of an increase of $30.5 million in net deferred tax assets, an increase of $5.2 million in a low income housing tax credit asset and an increase of $7.1 million in accounts receivable related to an unsettled investment security sold, partially offset by a decrease of $17.2 million in interest rate swap assets, and a decrease of $18.6 million in the Company's pension plan balance.
Total liabilities increased $530.9 million, or 6.5%, to $8.7 billion at June 30, 2022 from $8.1 billion at December 31, 2021. The increase was primarily attributable to an increase in total deposits of $462.8 million, or 6.1%, an increase in borrowings of $42.7 million, or 11.3%, and an increase in accrued expenses and other liabilities of $16.0 million, or 9.9%. The increase in total deposits primarily consisted of increases in non-interest bearing demand deposits, interest-bearing demand deposits, money market accounts, savings and club deposits, and certificates of deposit of $76.0 million, $107.0 million, $54.8 million, $162.1 million, and $62.9 million respectively. These increases included $502.7 million in deposits assumed in connection with the RSI Bank acquisition. The increase in borrowings was primarily driven by a $20.0 million increase in FHLB overnight borrowings and a $22.8 million increase in FHLB term advances, of which $5.8 million were acquired due to the RSI Bank acquisition. The increase in accrued expenses and other liabilities primarily consisted of $10.6 million in accrued expenses and other liabilities related to the RSI Bank acquisition, a $5.2 million increase in a low income housing tax credit liability, a $4.4 million increase in outstanding checks, and a $7.8 million increase in allowance for credit losses for unfunded commitments, partially offset by a $6.4 million decrease in interest rate swap liabilities and a $6.3 million decrease in accrued incentive compensation. Upon the initial adoption of the CECL standard on January 1, 2022, an allowance for credit losses for unfunded commitments of $7.7 million was recorded.
Total stockholders’ equity decreased $4.8 million, or 0.4%, with a balance of $1.1 billion at both June 30, 2022 and December 31, 2021. The decrease in equity was primarily attributable to an increase of $109.9 million in unrealized losses on debt securities available for sale and interest rate swap contracts, net of taxes, included in other comprehensive income, and the repurchase of 2,546,667 shares of common stock totaling $53.2 million, or $20.88 per share, under our stock repurchase program, partially offset by net income of $43.4 million and an increase in paid in capital of $102.7 million due to the issuance of 6,086,314 shares of Company common stock to Columbia Bank MHC in connection with the RSI acquisition.
Asset Quality

The Company's non-performing loans at June 30, 2022 totaled $4.5 million, or 0.07% of total gross loans, as compared to $3.9 million, or 0.06% of total gross loans, at December 31, 2021. The $586,000 increase in non-performing loans was primarily attributable to an increase of $1.3 million in non-performing one-to-four family loans, partially offset by decreases of $442,000 and $275,000, respectively, in non-performing commercial business loans and commercial real estate loans. The increase in non-performing one-to-four family loans was due to an increase in the number of loans from seven non-performing loans at December 31, 2021 to 13 loans at June 30, 2022. The decrease in non-performing commercial business loans was due to a decrease in the number of loans from six non-performing loans at December 31, 2021 to two non-performing loans at June 30,

2022. There was one non-performing commercial real estate loan at both June 30, 2022 and December 31, 2021. Non-performing assets as a percentage of total assets totaled 0.05% at June 30, 2022 as compared to 0.04% at December 31, 2021.
For the quarter ended June 30, 2022, net recoveries totaled $105,000, as compared to $245,000 in net charge-offs for the quarter ended June 30, 2021. For the six months ended June 30, 2022, net recoveries totaled $216,000, as compared to $1.7 million for the six months ended June 30, 2021.
The Company's allowance for credit losses on loans was $50.6 million, or 0.73% of total gross loans, at June 30, 2022, compared to $62.7 million, or 0.99% of total gross loans, at December 31, 2021. The decrease in the allowance for credit losses for loans was primarily attributable to the impact of the initial adoption of the CECL standard on January 1, 2022, which resulted in a decrease to allowance for credit losses on loans of $16.8 million, partially offset by an increase in provision for credit losses of $3.0 million recorded during the six months ended June 30, 2022, due to an increase in the balance of loans and consideration of economic conditions.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 66 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both Banks offer traditional financial services to consumers and businesses in their market areas.
Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2022	2021
Assets	(Unaudited)
Cash and due from banks	$109,021	$70,702
Short-term investments	131	261
Total cash and cash equivalents	109,152	70,963

Debt securities available for sale, at fair value	1,489,393	1,703,847
Debt securities held to maturity, at amortized cost (fair value of $393,025, and $434,789 at June 30, 2022 and December 31, 2021, respectively)	425,884	429,734
Equity securities, at fair value	3,717	2,710
Federal Home Loan Bank stock	26,293	23,141

Loans receivable	6,982,796	6,360,601
Less: allowance for credit losses (1)	50,583	62,689
Loans receivable, net	6,932,213	6,297,912

Accrued interest receivable	28,272	28,300
Office properties and equipment, net	83,743	78,708
Bank-owned life insurance	261,586	247,474
Goodwill and intangible assets	129,094	91,693
Other assets	260,822	249,615
Total assets	$9,750,169	$9,224,097

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,033,064	$7,570,216
Borrowings	419,969	377,309
Advance payments by borrowers for taxes and insurance	45,869	36,471
Accrued expenses and other liabilities	176,983	161,020
Total liabilities	8,675,885	8,145,016

Stockholders' equity:
Total stockholders' equity	1,074,284	1,079,081
Total liabilities and stockholders' equity	$9,750,169	$9,224,097

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$61,927	$57,683	$118,884	$116,451
Debt securities available for sale and equity securities	8,419	7,521	17,307	13,899
Debt securities held to maturity	2,357	2,151	4,783	3,903
Federal funds and interest-earning deposits	77	39	94	143
Federal Home Loan Bank stock dividends	298	487	745	1,122
Total interest income	73,078	67,881	141,813	135,518
Interest expense:
Deposits	4,671	7,855	9,358	16,730
Borrowings	1,900	1,946	3,222	3,968
Total interest expense	6,571	9,801	12,580	20,698

Net interest income	66,507	58,080	129,233	114,820

Provision for (reversal of) credit losses (1)	1,539	(1,761)	2,998	(3,041)

Net interest income after provision for (reversal of) credit losses	64,968	59,841	126,235	117,861

Non-interest income:
Demand deposit account fees	1,449	858	2,619	1,696
Bank-owned life insurance	2,139	1,497	3,868	2,971
Title insurance fees	1,035	1,503	1,992	3,123
Loan fees and service charges	856	714	1,496	1,365
Gain (loss) on securities transactions	210	(281)	210	(281)
Change in fair value of equity securities	(147)	(778)	(68)	(1,366)
Gain on sale of loans	—	8,524	110	10,674
Other non-interest income	2,127	2,354	4,483	4,804
Total non-interest income	7,669	14,391	14,710	22,986

Non-interest expense:
Compensation and employee benefits	28,871	23,601	54,870	46,994
Occupancy	5,436	4,814	10,865	10,066
Federal deposit insurance premiums	630	567	1,277	1,147
Advertising	795	663	1,444	1,198
Professional fees	1,839	1,651	3,593	3,441
Data processing and software expenses	3,099	2,612	6,366	5,383
Merger-related expenses	1,327	75	1,478	75
Loss on extinguishment of debt	—	—	—	742
Other non-interest expense, net	(277)	3,627	2,576	6,267
Total non-interest expense	41,720	37,610	82,469	75,313

Income before income tax expense	30,917	36,622	58,476	65,534

Income tax expense	7,958	9,934	15,113	17,801

Net income	$22,959	$26,688	$43,363	$47,733

Earnings per share-basic and diluted	$0.22	$0.26	$0.41	$0.45
Weighted average shares outstanding-basic	106,204,230	104,537,656	104,684,765	105,253,661
Weighted average shares outstanding-diluted	106,750,557	104,537,656	105,246,304	105,253,661

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,754,749	$61,928	3.68%	$6,224,035	$57,683	3.72%
Securities	2,022,536	10,775	2.14%	2,006,842	9,672	1.93%
Other interest-earning assets	77,821	375	1.93%	170,763	526	1.24%
Total interest-earning assets	8,855,106	73,078	3.31%	8,401,640	67,881	3.24%
Non-interest-earning assets	781,393			611,674
Total assets	$9,636,499			$9,013,314

Interest-bearing liabilities:
Interest-bearing demand	$2,658,584	$1,643	0.25%	$2,333,638	$2,092	0.36%
Money market accounts	698,526	372	0.21%	636,964	533	0.34%
Savings and club deposits	945,892	117	0.05%	745,827	205	0.11%
Certificates of deposit	1,808,215	2,539	0.56%	1,844,425	5,025	1.09%
Total interest-bearing deposits	6,111,217	4,671	0.31%	5,560,854	7,855	0.57%
FHLB advances	419,884	1,500	1.43%	723,553	1,885	1.04%
Notes payable	29,859	322	4.33%	—	—	—%
Junior subordinated debentures	7,628	78	4.10%	7,455	61	3.28%
Total borrowings	457,371	1,900	1.67%	731,008	1,946	1.07%
Total interest-bearing liabilities	6,568,588	$6,571	0.40%	6,291,862	$9,801	0.62%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,784,991			1,491,084
Other non-interest-bearing liabilities	201,355			223,021
Total liabilities	8,554,934			8,005,967
Total stockholders' equity	1,081,565			1,007,347
Total liabilities and stockholders' equity	$9,636,499			$9,013,314

Net interest income		$66,507			$58,080
Interest rate spread			2.91%			2.62%
Net interest-earning assets	$2,286,518			$2,109,778
Net interest margin			3.01%			2.77%
Ratio of interest-earning assets to interest-bearing liabilities	134.81%			133.53%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,568,899	$118,884	3.65%	$6,192,893	$116,451	3.79%
Securities	2,051,975	22,090	2.17%	1,810,317	17,802	1.98%
Other interest-earning assets	72,475	839	2.33%	309,401	1,265	0.82%
Total interest-earning assets	8,693,349	141,813	3.29%	8,312,611	135,518	3.29%
Non-interest-earning assets	743,419			617,780
Total assets	$9,436,768			$8,930,391

Interest-bearing liabilities:
Interest-bearing demand	$2,659,329	$3,263	0.25%	$2,293,979	$4,231	0.37%
Money market accounts	677,400	696	0.21%	615,101	1,051	0.34%
Savings and club deposits	891,376	226	0.05%	726,846	399	0.11%
Certificates of deposit	1,779,658	5,173	0.59%	1,882,463	11,049	1.18%
Total interest-bearing deposits	6,007,763	9,358	0.31%	5,518,389	16,730	0.61%
FHLB advances	394,307	2,495	1.28%	733,369	3,846	1.06%
Notes payable	29,852	587	3.97%	—	—	—%
Junior subordinated debentures	7,674	140	3.68%	7,518	122	3.27%
Total borrowings	431,833	3,222	1.50%	740,887	3,968	1.08%
Total interest-bearing liabilities	6,439,596	$12,580	0.39%	6,259,276	$20,698	0.67%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,729,657			1,449,759
Other non-interest-bearing liabilities	191,549			215,415
Total liabilities	8,360,802			7,924,450
Total stockholders' equity	1,075,966			1,005,941
Total liabilities and stockholders' equity	$9,436,768			$8,930,391

Net interest income		$129,233			$114,820
Interest rate spread			2.90%			2.62%
Net interest-earning assets	$2,253,753			$2,053,335
Net interest margin			3.00%			2.79%
Ratio of interest-earning assets to interest-bearing liabilities	135.00%			132.80%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Yield on interest-earning assets:
Loans	3.68%	3.62%	3.66%	3.66%	3.72%
Securities	2.14	2.20	2.01	1.93	1.93
Other interest-earning assets	1.93	2.81	0.71	0.54	1.24
Total interest-earning assets	3.31%	3.27%	3.14%	3.08%	3.24%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.31%	0.32%	0.39%	0.47%	0.57%
Total borrowings	1.67	1.32	1.08	1.07	1.07
Total interest-bearing liabilities	0.40%	0.39%	0.47%	0.54%	0.62%

Interest rate spread	2.91%	2.88%	2.67%	2.54%	2.62%
Net interest margin	3.01%	2.98%	2.79%	2.67%	2.77%

Ratio of interest-earning assets to interest-bearing liabilities	134.81%	135.20%	134.13%	132.89%	133.53%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.96%	1.19%	0.93%	1.08%
Core return on average assets	0.99%	1.22%	0.98%	1.11%
Return on average equity	8.51%	10.63%	8.13%	9.57%
Core return on average equity	8.82%	10.89%	8.60%	9.80%
Core return on average tangible equity	9.88%	11.90%	9.53%	10.73%
Interest rate spread	2.91%	2.62%	2.90%	2.62%
Net interest margin	3.01%	2.77%	3.00%	2.79%
Non-interest income to average assets	0.32%	0.64%	0.31%	0.52%
Non-interest expense to average assets	1.74%	1.67%	1.76%	1.70%
Efficiency ratio	56.24%	51.90%	57.29%	54.65%
Core efficiency ratio	54.65%	50.82%	54.82%	53.54%
Average interest-earning assets to average interest-bearing liabilities	134.81%	133.53%	135.00%	132.80%
Net (recoveries) charge-offs to average outstanding loans	(0.01)%	0.02%	(0.01)%	0.06%

(1) Ratios are annualized when appropriate.

CAPITAL RATIOS:
	June 30,	December 31,
	2022 (1)	2021
Company:
Total capital (to risk-weighted assets)	16.43%	17.13%
Tier 1 capital (to risk-weighted assets)	15.58%	16.15%
Common equity tier 1 capital (to risk-weighted assets)	15.48%	16.04%
Tier 1 capital (to adjusted total assets)	11.36%	11.23%

Columbia Bank:
Total capital (to risk-weighted assets)	15.60%	15.39%
Tier 1 capital (to risk-weighted assets)	14.75%	14.38%
Common equity tier 1 capital (to risk-weighted assets)	14.75%	14.38%
Tier 1 capital (to adjusted total assets)	10.76%	9.80%

Freehold Bank:
Total capital (to risk-weighted assets)	23.09%	22.87%
Tier 1 capital (to risk-weighted assets)	22.36%	22.86%
Common equity tier 1 capital (to risk-weighted assets)	22.36%	22.86%
Tier 1 capital (to adjusted total assets)	14.71%	13.71%

(1) Estimated ratios at June 30, 2022

ASSET QUALITY:
	June 30,	December 31,
	2022	2021
	(Dollars in thousands)

Non-accrual loans	$4,525	$3,939
90+ and still accruing	—	—
Non-performing loans	4,525	3,939
Real estate owned	—	—
Total non-performing assets	$4,525	$3,939

Non-performing loans to total gross loans	0.07%	0.06%
Non-performing assets to total assets	0.05%	0.04%
Allowance for credit losses on loans ("ACL")	$50,583	$62,689
ACL to total non-performing loans	1,117.86%	1,591.50%
ACL to gross loans	0.73%	0.99%
Unamortized purchase accounting fair value credit marks on acquired loans	$5,896	$5,019

LOAN DATA:
	June 30,	December 31,
	2022	2021
	(In thousands)
Real estate loans:
One-to-four family	$2,511,715	$2,092,317
Multifamily	1,077,459	1,041,108
Commercial real estate	2,306,683	2,170,236
Construction	276,710	295,047
Commercial business loans	474,145	452,232
Consumer loans:
Home equity loans and advances	281,590	276,563
Other consumer loans	2,131	1,428
Total gross loans	6,930,433	6,328,931
Purchased credit deteriorated ("PCD") loans	21,353	6,791
Net deferred loan costs, fees and purchased premiums and discounts	31,010	24,879
Allowance for credit losses	(50,583)	(62,689)
Loans receivable, net	$6,932,213	$6,297,912

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2022	2021
	(Dollars in thousands)

Total stockholders' equity	$1,074,284	$1,079,081
Less: goodwill	(113,327)	(85,324)
Less: core deposit intangible	(14,736)	(5,214)
Total tangible stockholders' equity	$946,221	$988,543

Shares outstanding	111,000,740	107,442,453

Book value per share	$9.68	$10.04
Tangible book value per share	$8.52	$9.20

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)

Net income	$22,959	$26,688	$43,363	$47,733
Less/Add: (gain) loss on securities transactions, net of tax	(156)	205	(156)	205
Add: merger-related expenses, net of tax	1,022	55	1,144	55
Add: loss on extinguishment of debt, net of tax	—	—	—	540
Less/Add: litigation (credit) expenses, net of tax	(46)	—	1,598	—
Add: branch closure expense, net of tax	27	420	27	420
Core net income	$23,806	$27,368	$45,976	$48,953

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Net income	$22,959	$26,688	$43,363	$47,733

Average assets	$9,636,499	$9,013,314	$9,436,768	$8,930,391

Return on average assets	0.96%	1.19%	0.93%	1.08%

Core net income	$23,806	$27,368	$45,976	$48,953

Core return on average assets	0.99%	1.22%	0.98%	1.11%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Total average stockholders' equity	$1,081,565	$1,007,347	$1,075,966	$1,005,941
Less/Add: (gain) loss on securities transactions, net of tax	(156)	205	(156)	205
Add: merger-related expenses, net of tax	1,022	55	1,144	55
Add: loss on extinguishment of debt, net of tax	—	—	—	540
Add: litigation expenses, net of tax	(46)	—	1,598	—
Add: branch closure expense, net of tax	27	420	27	420
Core average stockholders' equity	$1,082,412	$1,008,027	$1,078,579	$1,007,161

Return on average equity	8.51%	10.63%	8.13%	9.57%

Core return on core average equity	8.82%	10.89%	8.60%	9.80%

Return on Average Tangible Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Total average stockholders' equity	$1,081,565	$1,007,347	$1,075,966	$1,005,941
Less: average goodwill	(103,776)	(79,220)	(94,601)	(79,561)
Less: average core deposit intangible	(11,720)	(5,677)	(8,442)	(5,969)
Total average tangible stockholders' equity	$966,069	$922,450	$972,923	$920,411

Core return on average tangible equity	9.88%	11.90%	9.53%	10.73%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Net interest income	$66,507	$58,080	$129,233	$114,820
Non-interest income	7,669	14,391	14,710	22,986
Total income	$74,176	$72,471	$143,943	$137,806

Non-interest expense	$41,720	$37,610	$82,469	$75,313

Efficiency ratio	56.24%	51.90%	57.29%	54.65%

Non-interest income	$7,669	$14,391	$14,710	$22,986
Less/Add: (gain) loss on securities transactions	(210)	281	(210)	281
Core non-interest income	$7,459	$14,672	$14,500	$23,267

Non-interest expense	$41,720	$37,610	$82,469	$75,313
Less: merger-related expenses	(1,327)	(75)	(1,478)	(75)
Less: loss on extinguishment of debt	—	—	—	(742)
Add/Less: litigation credit (expense)	62	—	(2,158)	—
Less: branch closure expense	(36)	(561)	(36)	(561)
Core non-interest expense	$40,419	$36,974	$78,797	$73,935

Core efficiency ratio	54.65%	50.82%	54.82%	53.54%